EXHIBIT 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.
ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER
AFTER PREVIOUSLY ANNOUNCED EXTENSIVE SEARCH

CHESAPEAKE, Va.—July 14, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, announced that Kent Kleeberger has joined the Company as Chief Financial Officer.

Mr.  Kleeberger, 52, is a certified public accountant and has over 16 years of retail experience. Most recently he served as Executive Vice President and Chief Financial Officer of Too, Inc., an Ohio-based apparel retailer. In addition to his tenure at Too, Mr. Kleeberger spent 10 years in senior financial positions with Limited Brands, Inc. Mr. Kleeberger currently serves on the Board of Directors of Shoe Carnival, Inc.

“We are thrilled to have an executive of Kent’s caliber join us as our new Chief Financial Officer,” said President and CEO Bob Sasser. “Kent will oversee all of Dollar Tree’s financial functions, including accounting, budgeting, treasury, and investor relations. His extensive retail background will be a real plus, and he will be instrumental in helping Dollar Tree continue its growth while maintaining a solid financial structure.”

As previously announced, the Company’s incumbent Chief Financial Officer, Frederick Coble, will move to the newly expanded Corporate Secretary position, where he will be available to assist Mr. Kleeberger in an orderly transition.

“Eric has played a significant role in building Dollar Tree Stores into a national company and the retail leader in the single-price point category,” Sasser said. “The Company has strong operating momentum, a solid balance sheet and a consistent history of earnings growth. In addition to his role as Corporate Secretary, Eric will serve as a resource for special projects and analysis as we continue to grow.”

Dollar Tree operated 2,603 stores in 47 states as of July 1, 2004. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Adam Bergman, 757-321-5000
www.DollarTree.com